Independent Auditors'  Consent

The Board of Directors
CT Communications, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 pertaining to the CT Communications, Inc. 1996 Director Compensation Plan of our report dated March 1, 1996, related to the consolidated balance sheets as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related financial statement schedule which report appears in the December 31, 1995 annual report on Form 10-K of CT Communications, Inc.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments as of January 1, 1994 to adopt the provisions of its Financial Accounting Standards Board s Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain
Investments in Debt and Equity Securities."   As discussed in Note 1, the
Company changed its method of accounting for income taxes on January 1, 1993 to adopt the provisions of the Financial Accounting Standards Board's SFAS No. 109, "Accounting for Income Taxes."

                              KPMG PEAT MARWICK LLP



Charlotte, North Carolina
November 4, 1996